Exhibit 10.4

July 5, 2017

[name]
[address]

Re:	Grant of Phantom Units

Dear [name]:

I am pleased to inform you that you have been granted [amount] Phantom Units as of the above date pursuant to the Company’s Long-Term Incentive Plan (the “Plan”). In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such Common Unit. The terms and conditions of this grant are as set forth below.

1.
Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit) on the Partnership’s May 2019 Distribution Date.

2.	Subject to the further provisions of this Agreement, your DERs shall vest (become payable in cash) upon and effective with the August 2017 Distribution Date.

3.	Your DERs shall not accrue payments prior to vesting.

4.
The number of Phantom Units subject to this award shall be proportionately reduced or increased for any split or reverse split, respectively, of the Units, or any event or transaction having a similar effect.

5.
Upon vesting of your Phantom Units, your DERs will expire. Any such DERs that are payable on the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

6.
In the event of the termination of your employment with the Company and its Affiliates for any reason (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 7 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause: (i) any unvested Phantom Units shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; and (ii) any DERs associated

333 Clay Street, Suite 1600 (77002)     ■ P.O. Box 4648 ■ Houston, Texas 77210-4648 ■ 713-646-4100

with such unvested, nonforfeitable Phantom Units described in clause (i) immediately preceding shall not be forfeited on the date of termination, but shall vest in accordance with paragraph 2 above and if vested shall be payable and shall expire in accordance with paragraph 5 above.

7.
In the event of the termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), your then outstanding Phantom Units shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date (and any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on the date of termination, but shall vest in accordance with paragraph 2 above and if vested shall be payable and shall expire in accordance with paragraph 5 above). As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 7, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

8.
In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

9.
Upon payment pursuant to a DER, the Company will withhold any taxes due from your compensation as required by law. Upon vesting of a Phantom Unit, the Company will withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, (i) the “Company” refers to Plains All American GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); and (iii) “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership.

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary or (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company, or (C) the termination of your employment with the Company as a result of retirement on terms and timing that are approved by the CEO. A termination by you pursuant to

(B) above shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition and (2) the Company fails to remedy the condition within the 30-day period following such notice.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events: (i) Plains GP Holdings, L.P. (“PAGP”) ceases to retain direct or indirect control of the general partner of the Partnership; (ii) PAGP ceases to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company; (iii) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions and whether by merger or otherwise) of all or substantially all of the assets of the Partnership, PAGP or the Company to one or more Persons who are not affiliates of PAGP (“third party or parties”), other than a transaction in which the Owner Affiliates (as defined below) continue to beneficially own, directly or indirectly, more than 50% of the issued and outstanding voting securities of such third party or parties immediately following such transaction; (iv) (x) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Owner Affiliates becomes the “beneficial owner” directly or indirectly of 25% or more of the member interest in PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP (“PAGP GP”), and (y) the member interest beneficially owned by such “person” or “group” exceeds the aggregate member interest in PAGP GP beneficially owned, directly or indirectly, by the Owner Affiliates; (v) any Person (other than PAGP, the Partnership or their respective affiliates), including any partnership, limited partnership, syndicate or other “person” or “group,” becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in the Company or 50% or more of the outstanding limited partnership interests of PAGP; or (vi) any Person (other than PAGP or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other “person” or “group,” becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in PAGP GP.

As used herein, the term “Owner Affiliates” shall mean KAFU Holdings, L.P. and its affiliates, EMG Investment, LLC and its affiliates, Oxy Holding Company (Pipeline), Inc. and its affiliates, Mark Strome and his affiliates, Windy, LLC and its affiliates, PAGP and its affiliates, Jay Chernosky, Kipp PAA Trust, Paul Riddle, Russell Clingman, David Humphreys and Philip Trinder.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO of the Company, (ii) conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof (or Canada or any province thereof) or any misdemeanor involving moral turpitude, or (iii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in the case of clauses (i) and (iii), with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Sixth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).

This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A. If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. Copies of the Plan and the Partnership Agreement are available upon request.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death. Unless you indicate otherwise by checking the appropriate box the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants. Please execute and return a copy of this grant letter to me and retain a copy for your records

PLAINS ALL AMERICAN PIPELINE, L.P.

By:    PAA GP LLC, its general partner
By:    PLAINS AAP, L.P., its sole member

By:	PLAINS ALL AMERICAN GP LLC, its general partner

By:	______________________________
Name:
Title:

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

⁯ Check this box only if designation does not apply to prior grants

_____________________________
[name]

Units: [amount]

Dated: _______________________